The following is a transcription of Chairman, President and CEO Jeffrey Keebler's video message prepared by MGE Energy, Inc., and posted at mgeenergy.com on or about March 29, 2023, and at proxyvote.com on March 29, 2023.

A Proxy Statement has been filed with the Securities and Exchange Commission and is available for free at the Commission's website at sec.gov. The Proxy Statement is being mailed on or about March 29, 2023, to shareholders. Shareholders are urged to read the Proxy Statement as it contains important information. The Proxy Statement provides information regarding the participants in the solicitation.

Video by Jeff Keebler, Chairman President and CEO of MGE and MGE Energy.

Our theme this year is informed by science, powered by technology, driven by people. An engaged workforce—along with our customers and community—is critical to enabling our ongoing transition in energy. We're investing—and we're exploring new technologies—to best serve our customers and our business into the future as the energy landscape and the broader economy undergo change. We've said since the beginning, our goals are informed by climate science. We're doing everything we can to ensure the decisions we make every day are informed, consistent with climate science and with meeting our obligations to those we serve, from our customers and our communities to our employees and our shareholders.

We'll achieve our carbon reduction goals while maintaining reliability and affordability for our customers—ensuring all of our customers benefit from this ongoing transition is one of our foundational objectives. We're investing in cost-effective renewable generation. Renewables carry zero fuel costs—fuel, as we have seen, can vary in cost from year-to-year. Our clean energy investment is a priority for our customers, and it is a key strategy for achieving our sustainability goals. More than 40 percent of our capital expenditures through 2027 will support these investments. All of this is happening while we continue to transition out of our past investments in coal. MGE is a minority owner of two coal plants—neither of which we operate. The Columbia Energy Center will be retired by mid-2026, and Elm Road Generating Station is transitioning to natural gas. Coal will be used only as a backup fuel at Elm Road by the end of 2030. MGE will have zero ownership of coal-fired generation by the end of 2035. Natural gas is a bridge fuel that provides the needed dispatchability and reliability to enable the growth of today's renewable energy investments.

We also continue to support and enable the growth of electric vehicles. We're working together with our residential and business customers to facilitate charging options and to manage when customers charge their EVs. By managing charging, we can manage peak demand and that's critically important to managing costs because we can shift EV charging to periods when the grid is less busy. Managing peak demand, through the remote management of EV charging and other things like smart thermostats, helps us long-term to control costs for all customers.

Like sustainability and reliability, affordability is a top priority. And we continue to engage customers in energy efficiency, which is another key decarbonization strategy. I mentioned smart thermostats. Through our MGE Connect program, customers give us permission to manage their household thermostats during peak energy use. The program helps to reduce our collective use of energy. We're using these smart technologies to achieve our goals, but we're also continuing to connect with our customers directly—that's part of who we are as your community energy company. We engage with customers out in the community to share information and resources to help them use energy wisely.

We've said since the beginning we'll achieve our goals by working together with our customers and with the evolution of new technologies, and we're well on our way. If we can go further faster, we will.

We have, within the last couple of years, taken a closer look at our overall greenhouse gas emissions—including those associated with our purchase and distribution of natural gas. The first step to better understanding these emissions (associated with our natural gas distribution) was gaining a better, more comprehensive inventory of all of the sources and impacts. MGE has long committed to operating and maintaining a safe and responsible natural gas distribution system.

For example, we already have replaced and upgraded all piping made of material considered to be leak-prone. And our leak inspection schedule already exceeds federal requirements. We are building on those previous commitments. MGE is building on our Energy 2030 framework to further address emissions associated with our purchase and distribution of natural gas. We are committing to strategies for working with our suppliers, pipeline operators, customers, regulators, and other industry stakeholders. And we are committing to the exploration of new and emerging technologies, such as renewable natural gas, to serve our customers more sustainably.

It will take all of us working together to decarbonize our economy. Similar to our approach to net-zero carbon electricity—safety, reliability, affordability, and sustainability continue to be top priorities as we work to address this side of our business.

March 29, 2023, MGE Energy YouTube Video

https://youtu.be/GV02lE8Xf1s

www.mgeenergy.com